EXHIBIT 21.01


Subsidiaries of the Company

      Audits & Surveys Europe Ltd. (UK)
      Rawn Company, Inc. (Delaware)

      Inactive subsidiaries:
           The Triangle Tool Group, Inc. (Delaware)
           Tri-South, Inc. (Delaware)
           Tri-North, Inc. (Delaware)
           Tri-World Export, Inc. (U.S. Virgin Islands)
           Triangle International, Inc. (Delaware)